Exhibit 5.1

Boston Brussels Chicago Düsseldorf Frankfurt Houston London Los Angeles Miami Munich New York Orange County Paris Rome Seoul Silicon Valley Washington, D.C.

August 11, 2020

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Premier, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S–3 (the “Registration Statement”). The Registration Statement relates to the resale from time to time by certain stockholders of the Company of up to 50,143,414 shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company issued pursuant to the Agreement and Plan of Merger, dated as of August 11, 2020, among the Company, Premier Healthcare Alliance, L.P. (“Premier LP”), a California limited partnership, and BridgeCo, LLC, a California limited liability company formed for the sole purpose of merging with and into Premier LP (“BridgeCo”), which is filed as an exhibit to the Registration Statement.

In arriving at the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of officers and other representatives of the Company, instruments and certificates of public officials, corporate records and such other documents as we have deemed necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon issuance and delivery of the Shares in accordance with the terms of the Merger Agreement, such Shares will be validly issued and fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with or effect of, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP